EXHIBIT 99.1
LIONSGATE REPORTS RECORD REVENUES OF $1.47 BILLION FOR FISCAL 2009,
UP 8% FROM PREVIOUS YEAR; NET LOSS IS $163.0 MILLION
Company Reports $463.2 Million In Fourth Quarter Revenues
Santa Monica, CA, and Vancouver, BC, June 1, 2009 -— Lionsgate (NYSE: LGF), the leading next generation studio, continued its growth momentum for fiscal 2009, reporting revenues of $1.47 billion and a net loss of $163.0 million for its fiscal year ended March 31, 2009, the Company announced today. The Company noted that revenue growth of 8% from the prior year was driven by increased home entertainment sales, growth in library revenues, continued strength in television production revenues and burgeoning digital revenues throughout the fiscal year. The Company reported $463.2 million in fourth quarter revenues, its second best quarterly revenue performance, driven by record theatrical box office in the quarter and strong home entertainment and library sales.
Lionsgate reported a net loss for the fiscal year ended March 31, 2009 of $163.0 million. Diluted net loss per common share was $1.40 on 116.8 million weighted average common shares outstanding compared to diluted net loss of $0.62 on 118.4 million weighted average common shares outstanding the prior year. The loss was primarily attributable to the underperformance of theatrical releases in the second and third fiscal quarters and a charge of $36.1 million taken on the Company’s North American DVD distribution of HIT Entertainment’s family entertainment titles. Theatrical distribution and marketing expenses of $330.5 million increased 1.3% from $326.3 million in the previous year. The Company anticipates that theatrical marketing and distribution expenses will decrease by more than $100 million in fiscal 2010.
Lionsgate reported EBITDA for the year of negative $133.6 million compared to EBITDA of negative $54.6 million in the prior year. EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests and gains on extinguishment of debt and the sale of equity securities..
“We ended our fiscal year on a strong note with record box office in the first calendar quarter,” said Lionsgate Co-Chairman and Chief Executive Officer Jon Feltheimer. “We are also pleased that we could drive library, home entertainment and television revenues to record levels in such a challenging market environment. We believe that continued strength in our core businesses coupled with meaningful contributions from many of our recent investments and lower theatrical marketing costs position us for strong positive metrics in fiscal 2010.”
The Company reported that cash and cash equivalents were $138.5 million at March 31, 2009. This is prior to the sale of a 49% equity interest in TV Guide Network and TV Guide.com to global private equity investment fund One Equity Partners for $123 million in cash on May 28, 2009. The Company’s filmed entertainment backlog grew to a record $499.5 million at fiscal year-end. Filmed entertainment backlog represents the amount of future revenue not yet recorded from the licensing of films and television product for television exhibition and in international markets.
Overall motion picture revenue for the year grew to a record $1.23 billion, an increase of 7% from $1.15 billion in the prior year, reflecting gains in theatrical, home entertainment and television from motion pictures that more than offset declines in international and Mandate Pictures. Within the motion picture segment, theatrical revenue was $223.3 million, an increase of 17% from $191.7 million the previous year, propelled by record fourth quarter box office from titles such as Tyler Perry’s Madea Goes To Jail, My Bloody Valentine 3-D and The Haunting In Connecticut as well as successes earlier in the year that included Saw V, Tyler Perry’s The Family That Preys and The Forbidden Kingdom. However, margins during the fiscal year decreased, primarily attributable to underperforming theatrical releases in the second and third quarter, contributing to the net loss for the year.
Lionsgate’s home entertainment revenue was a record $675.6 million in the fiscal year, a 5% increase from $645.1 million in the prior year, reflecting strong sales of titles such as Saw V, Tyler Perry’s The Family That Preys, The Forbidden Kingdom, The Bank Job, The Eye, Rambo, Tyler Perry’s Meet The Browns, Punisher: War Zone, Transporter 3, Bangkok Dangerous and My Best Friend’s Girl. This includes $34.9 million from television programming on DVD, including the third season of Weeds and the first season of Mad Men, a 62% increase from $21.6 million in the prior year. Lionsgate achieved a record $279 million in library revenues in the fiscal year, the majority of which is included in Home Entertainment.
Television revenue included in the motion picture segment was $170.3 million in the fiscal year, a 47% increase from $115.5 million in the prior year, reflecting a strong pay television slate that included titles such as 3:10 To Yuma, Forbidden Kingdom, Good Luck Chuck, Tyler Perry’s Meet The Browns, Rambo, Saw IV, The Bank Job, The Eye and Tyler Perry’s Why Did I Get Married?
Lionsgate’s international revenues of $142.3 million decreased 10% from $158.7 million the prior year as this year’s international theatrical slate of My Best Friend’s Girl, Punisher: War Zone, Saw V and The Eye compared unfavorably to last year’s theatrical slate of Good Luck Chuck, Saw IV, War and The Condemned, exacerbated by softness in the international sales market.
Mandate Pictures’ revenue of $45.5 million decreased 13% from $52.3 million in the prior year. Revenue drivers in the fiscal year were Juno and Nick & Norah’s Infinite Playlist.
Television production revenue increased to $222.2 million in the fiscal year, a 6% gain from $210.5 million in the prior year, as domestic series licensing and home entertainment releases of television programming reported strong gains. International television revenues and revenues from domestic television movies and miniseries declined. In fiscal 2009, Lionsgate delivered 62 episodes and 54.5 hours of such television series as the Emmy Award-winning Mad Men (AMC), Weeds (Showtime), Crash (Starz), Fear Itself (NBC and FEARnet) and Scream Queens (VH1) compared to 57 episodes and 48.5 hours of television series and pilots the prior year. Lionsgate anticipates continued growth of its television business in fiscal 2010 with the addition of new series such as Nurse Jackie (Showtime), which debuts on June 8th, Blue Mountain State (Spike), new reality shows from the Company’s joint venture with ISH Entertainment and a Debmar-Mercury portfolio of syndicated programming that includes Tyler

Perry’s House of Payne, the House of Payne spinoff Meet The Browns, The Wendy Williams Show, E! True Hollywood Stories, Family Feud and South Park.
Also reflecting growth of the Company’s television business is $10.3 million in Media Networks revenue, representing one month of revenue from TV Guide Network and TV Guide.com subsequent to their February 28, 2009 acquisition by Lionsgate.
Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2009 financial results at 9:00 A.M. ET/6:00 A.M. PT, Tuesday, June 2, 2009. Interested parties may participate live in the conference call by calling 1-800-230-1059 (612-332-0418 outside the U.S. and Canada). A full digital replay will be available from Tuesday afternoon, June 2, through Tuesday, June 9, by dialing 1-800-475-6701 (320-365-3844 outside the U.S. and Canada) and using access code 102099.
Lionsgate is the leading next generation studio with a diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company is leveraging its content leadership and marketing expertise to create a multiplatform global industry leader in entertainment through the recent acquisition of TV Guide Network, one of the 25 most widely distributed cable networks, the recent acquisition of TV Guide.com, a premier content and navigation portal, partnerships that include the FEARnet branded VOD and Internet horror channel with Sony and Comcast, the expected fall 2009 launch of EPIX, a new premium entertainment channel with partners Viacom and MGM, investment in the leading young men’s digital distribution platform Break Media, ownership of the premier independent television syndication company Debmar-Mercury and an alliance with independent filmed entertainment production and distribution company Roadside Attractions.
The Company is a market share leader at the North American theatrical box office for calendar 2009 due to recent theatrical box office successes such as TYLER PERRY’S MADEA GOES TO JAIL, the second highest-grossing film in Lionsgate history, MY BLOODY VALENTINE 3D and THE HAUNTING IN CONNECTICUT. Other recent successes include SAW V, RELIGULOUS, FORBIDDEN KINGDOM, RAMBO and THE BANK JOB. Lionsgate has forged a strong position in television with the production of such critically-acclaimed series as “Mad Men,” “Weeds” and “Crash,” the distribution of Tyler Perry’s “House of Payne,” “Family Feud” and “South Park,” and upcoming shows including Tyler Perry’s “Meet The Browns” and “The Wendy Williams Show.” In addition, the Company’s home entertainment business, propelled by such recent DVD successes as TRANSPORTER 3, SAW V and TYLER PERRY’S THE FAMILY THAT PREYS, is the industry leader in box office-to-DVD conversion rate and has market share of nearly 8%. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.
More information on Lionsgate can be found at www.lionsgate.com.
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www.lionsgate.com

For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com
The matters discussed in this press release include forward-looking statements, including those regarding the timing of our upcoming film slate and the performance of our fiscal 2010. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by our credit facilities, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 1, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances